AGREEMENT

     Promotional and consulting services of Francis Anthony a/k/a "The Love Chef" in relationship to the products of OLD FASHIONED SYRUP CO., INC. ("O.F.S. Co."), presently formulated and future products.

     Francis Anthony will represent, publicize, promote and increase market exposure of and demand for O.F.S. Co.'s present and future products.

Terms

     Agreement  shall remain in full force and effect after initial twenty- four
(24) month period, or as further agreed between the parties.

Compensation

     Stock: - Upon acceptance of ten thousand (10,000) shares of MDHG stock to be delivered in the name of Francis Anthony and/or other names so directed.

     There shall be a stock option of an additional 10,000 shares, at current market price at the time of execution of this Agreement, to be exercised within term limits of this Agreement or any extensions thereof.

Commissions/Bonuses

     All Business directed to or engineered by Francis Anthony and/or his associates to OLD FASHIONED SYRUP CO. or its designees shall be percentage negotiated on each occurrence.

     All Business to include: wholesale, retail, co-pack, direct and TV marketing.

Expenses

     OLD FASHIONED SYRUP CO. will promptly reimburse all expenses incurred by Francis Anthony on their behalf with regard to promotional venues provided that such expenses are approved in advance by O.F.S. Co..

Advertising

     The terms of this agreement do not convey any authorization to O.F.S. Co. to utilize any of the three marks, Francis Anthony, "The Love Chef", or "Cooking with Love" on packaging, print or electronic media, unless a separate and compensated agreement shall be made, apart from this understanding.

     Notwithstanding the above, O.F.S. Co. may utilize the above referenced marks in press releases for its business, disclosure and reporting documents required under the securities laws and in promotions for sale of O.F.S. Co.'s securities.

     Francis Anthony agrees that the use of the Sweet 'N Low trademarks is subject to restrictions under a license agreement between O.F.S. Co. and Cumberland Packing Corp. and that he will not use the Sweet 'N Low name or trademark without the prior consent of O.F.S. Co.

                              ACCEPTED FOR                  ACCEPTED FOR


    /s/ Alan Posner  -   6/1/99              /s/ Francis Anthony    - 6/3/99
   Alan Posner/CEO      Date          Francis Anthony               Date

                             STOCK OPTION AGREEMENT

     Stock Option Agreement made June 6, 1999, between Meridian Holdings, Inc., with an address at 3950 N.W. Boca Raton Blvd., Suite A- 28, Boca Raton, FL 33431 ("Company") and Francis Anthony, with an address at 210 Fifth Avenue, Suite 1102, New York, New York 10010 ("Anthony").

                                   WITNESSETH:

     WHEREAS, Company has engaged Anthony to provide certain promotional and consulting services for its products; and

     WHEREAS, in connection with such engagements, the Company has agreed to grant Anthony certain stock options.

     NOW, WHEREFORE, it is agreed as follows:

     1. Stock Option. As a further incentive and inducement to Anthony to provide promotional and consulting services to the Company, the Company hereby grants to Anthony the option to purchase from it, upon the terms and conditions set forth below, an aggregate of 10,000 shares of the authorized and unissued common shares of the Company. The granting of this option shall be subject to the approval of the shareholders of the Company at the shareholders' meeting which is to be held at the earliest date following the signing of this Agreement.

     2. Terms of Stock Option. The stock option awarded under this Agreement shall be subject to the following terms and provisions:

          (a) The option price shall be 100% of the mean between the highest price and the lowest price per shares for the Company's common stock as quoted in the OTC "Pink Sheets" on the date of this Agreement;

          (b) The option may be exercised with respect to all or some of the shares at any time from the date hereof until the expiration of the promotional and consulting services agreement between the Company and Anthony dated as of the date hereof ("Consulting Agreement");

          (c) The right to purchase the option stock may be exercised in whole or in part up to the expiration date. Notice of exercise will be delivered to the Company, stating the number of shares with respect to which the option is being exercised and specifying a date, not less than five (5) nor more than ten (10) days after such notice, as the date on which Anthony will deliver payment for such stock. On the date specified in such notice, the Company will deliver to Anthony certificates for the number of shares with respect to which the option is being exercised, against payment for them by certified check for the option price;

          (d) Anthony will not have any rights with respect to any shares on which this option has been exercised if payment has not been made in the manner expressed in the previous paragraph;

          (e) The option price and the number of shares shall be subject to equitable adjustment, as determined by the certified public accountants for the Company, if, while this option is outstanding, there is a change in the common shares of the Company through the declaration of share dividends, or recapitalization resulting in stock split-ups, combinations or exchanges of shares or otherwise;

          (f) During his lifetime, the option rights granted to Anthony shall be exercisable only by him, and none of his rights shall be subject to sale, transfer, hypothecation or assignment except by will or the laws of descent and distribution. If the Consulting Agreement terminates, all remaining rights under this option shall terminate;

     If Anthony dies during the term of the Consulting agreement, his legal representative shall have the right within three months thereafter to exercise in whole or in part, any option which was available to Anthony at the time of his death.

     3. Approvals. The obligation of the Company to grant Anthony the option awarded under this Agreement shall be subject to the approval of such public bodies or agencies, if any, as may have jurisdiction in the matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above. MERIDIAN HOLDINGS, INC.

By:   /s/ Alan Posner
Alan Posner, CEO

     /s/ Francis Anthony
Francis Anthony